UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 17, 2009
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51663	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Anderson Mill Road, Suite 230, Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)

(512) 828-6980
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 8 - OTHER EVENTS

Item 8.01        Other Events.

As previously disclosed by way of Current Report on Form 8-K dated January, 14, 2009, effective January 14, 2009, Uranium Energy Corp. (the "Company") entered into an option and joint venture letter agreement (the "Agreement") with Uran Limited ("Uran") in connection with the proposed exploration, development and, if warranted, mining of certain tenements (the "Tenements") compromising the Company's mineral claims which are known and described as the "Grants Ridge" project located in New Mexico, U.S.A.; and which Tenements cover an area of approximately 4,200 acres.

The Agreement was subject to Uran's completion of due diligence concerning the Tenements, and the Company announced on March 17, 2009 that it has recently been informed by Uran that said due diligence was completed to their satisfaction (the completion of which now being the "Effective Date" of the Agreement).

Pursuant to the terms and conditions of the Agreement Uran has a right to earn a 65% interest in and to the Tenements (the "Earn-In Interest"). In order to maintain this Earn-in-Right, within ten days of the Effective Date Uran must pay the Company a non-refundable payment of US$75,000 and issue to the Company or its nominee 1,000,000 fully paid ordinary shares in the capital of Uran; which payment and share issuance has now been made to the Company by Uran. This payment and the issuance of these shares constitute a non-refundable deposit for the Company having entered in to the Agreement.

In accordance with the terms of the Agreement the Company has granted Uran an exclusive right to earn the Earn-In Interest in the Tenements in return for Uran incurring minimum cumulative exploration expenditures ("Exploration Expenditures") on the Tenements and issuing shares of its common stock to the Company as follows:

(a)       incurring minimum cumulative Exploration Expenditures of not less than US$1,500,000 on any of the mineral interests comprising the Tenements in the following manner:

(i)        an initial US$100,000 of the Exploration Expenditures by the 1st anniversary of the Effective Date;

(ii)       an additional US$200,000 of the Exploration Expenditures by the 2nd anniversary of the Effective Date;

(iii)      an additional US$300,000 of the Exploration Expenditures by the 3rd anniversary of the Effective Date;

(iv)       an additional US$400,000 of the Exploration Expenditures by the 4th anniversary of the Effective Date; and

(v)        the final US$500,000 of the Exploration Expenditures together with the preparation and delivery by Uran to UEC of a feasibility study by the 5th anniversary of the Effective Date;

with the understanding that, with the prior written approval of the Company, any such minimum Exploration Expenditures may be satisfied by the cash payment by Uran to the Company in lieu thereof, and with the further understanding that any year's minimum Exploration Expenditure requirement above may, in the sole and absolute discretion of Uran, be either increased or accelerated subject to the ongoing requirement that not less US$1,500,000 in cumulative Exploration Expenditures must be expended during the five-year Earn-In Period; and

(b)       issuing an aggregate of 2,250,000 additional fully paid ordinary shares in the capital of Uran (collectively, the "Additional Shares") to the Company or its nominee in the following manner:

(i)        an initial 750,000 of the Additional Shares on the 1st anniversary of the Effective Date;

(ii)       an additional 750,000 of the Additional Shares on the 2nd anniversary of the Effective Date; and

(iii)      the final 750,000 of the Additional Shares on the 3rd anniversary of the Effective Date.

In addition, upon satisfaction of the Earn-In requirements described above, the Company and Uran will, subject to all appropriate and applicable legal and tax advise, form an unincorporated joint venture on the commercial terms set out in the Agreement and otherwise on terms and conditions acceptable to both parties (the "Joint Venture). The property of the Joint Venture will be:

  the area of land the subject of the Tenements;

  all mining information related to the exploration operations, mining operations and joint venture operations; and

  all mineral concentrate and ore derived from the Tenements.

Upon formation of the Joint Venture Uran will be the operator of the Joint Venture and the parties will be responsible for contributing exploration expenses on a pro rata basis in proportion to its Joint Venture interest.

A copy of the Agreement was attached to the Company's Current Report on Form 8-K dated January, 14, 2009.

Further information respecting the Grants Ridge project is contained in the Company's most news release which is being disseminated concurrently with the filing of this Current Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
URANIUM ENERGY CORP.
Date: March 17, 2009.	By: /s/"Pat Obara" Name: Pat Obara Title: Secretary, Treasurer and Chief Financial Officer

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